UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

DOVER CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-4018	53-0257888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3005 Highland Parkway Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

(630) 541-1540

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Replacing a similar existing credit facility with a remaining term of one year, on November 10, 2015, Dover Corporation (the “Company”) entered into a $1 billion five-year unsecured revolving credit facility with a syndicate of thirteen banks (the “Lenders”), pursuant to a Credit Agreement dated as of November 10, 2015 among the Company, the Lenders, the Borrowing Subsidiaries party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”). The commitments of the Lenders under the Credit Agreement may be increased by an additional aggregate amount of up to $500 million during the term of the Credit Agreement. The Credit Agreement replaced an existing $1 billion five-year unsecured credit facility pursuant to a credit agreement dated as of November 11, 2011 for which JPMorgan Chase Bank, N.A. was Administrative Agent. The existing credit agreement was terminated by the Company upon execution of the Credit Agreement.

The aggregate principal amount of the Credit Agreement is the same as the aggregate principal amount of the prior facility that it replaced. The Credit Agreement is intended to be used primarily as liquidity back-up for the Company’s commercial paper program.

The Lenders’ commitments under the Credit Agreement will terminate on November 10, 2020 (the “Maturity Date”). The Company may terminate the Lenders’ commitments under the Credit Agreement and the Company may ratably reduce the commitments from time to time. Any such termination or reduction of the commitments will be permanent. In the event of a drawdown under the Credit Agreement, the outstanding principal balance of all such drawings will be due on the Maturity Date. However, upon the occurrence and during the continuance of any event of default set forth in the Credit Agreement, as described further below, the Lenders may accelerate and declare all or a portion of the Company’s obligations thereunder due and payable and/or may terminate the commitments.

Certain subsidiaries of the Company who agree to become parties to the Credit Agreement are also entitled to draw funds under the Credit Agreement and are termed Borrowing Subsidiaries. The obligations of the Borrowing Subsidiaries in respect of their borrowings are guaranteed by the Company. As of the date hereof, there are no Borrowing Subsidiaries.

The Company may elect to have loans under the Credit Agreement bear interest as follows: (a) loans comprising each LIBOR borrowing shall bear interest at (i) in the case of a borrowing denominated in US dollars, the interest rate per annum equal to the product of the LIBO rate for US dollars for such interest period multiplied by the Statutory Reserve Rate, and (ii) in the case of a borrowing denominated in a currency other than US dollars, the LIBO rate, in each case for the interest period in effect for such borrowing, plus an applicable margin ranging from 0.58% to 1.00%, subject to adjustment on the basis of the rating accorded the Company’s senior unsecured debt by S&P and Moody’s (the “Applicable Rate”); (b) loans comprising each ABR borrowing shall bear interest at the Alternate Base Rate (as defined in the Credit Agreement) plus the Applicable Rate; (c) loans comprising each EURIBOR borrowing shall bear interest at the EURIBO rate for the interest period in effect for such borrowing plus the Applicable Rate; (d) for loans denominated in Canadian dollars, at a Canadian Dealer Offered Rate for the interest period in effect for such borrowing, plus the Applicable Rate, or (d) for loans denominated in Swedish Kroner, at agreed benchmark rates reflecting the cost of funding in the London market plus the Applicable Rate. In addition, the Company will pay a facility fee with a rate ranging from 0.045% to 0.125% (subject to adjustment on the basis of the rating accorded the Company’s senior unsecured debt by S&P and Moody’s) on the total amount of the commitments.

Interest on loans under the Credit Agreement that accrues at the Applicable Rate will be due and payable on the last day of the applicable interest period (the period commencing on the date the loan is made or the last day of the preceding interest period and ending one, two, three or six months thereafter, as the Company or Borrowing Subsidiary may elect) or, if an interest period is in excess of three months, each day prior to the last day of such interest period that occurs at intervals of three months after the first day thereof. Interest on loans that accrues at the base rate will be due and payable on the last day of the period beginning on the date the loan is made or the last day of the preceding interest period, and ending on the last day of the applicable fiscal quarter. The principal balance of loans and any accrued and unpaid interest will be due and payable in full on the Maturity Date or, if earlier, the date on which all of the Lenders’ commitments are terminated, as described herein.

Up to US $250 million under the Credit Agreement will be available for the issuance of letters of credit. The face amount of outstanding letters of credit (and any unpaid drawing in respect thereof) will reduce availability under the Credit Agreement on a dollar-for-dollar basis. A letter of credit fee will accrue and be payable on the daily aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Credit Agreement. The per annum rate at which the letter of credit fee will accrue is the Applicable Rate for LIBOR-based loans.

The Credit Agreement imposes various restrictions on the Company that are substantially similar to those in the replaced facility, including usual and customary limitations on the ability of the Company or any of its subsidiaries to grant liens upon their assets, a prohibition on certain consolidations, mergers and sales and transfers of assets by the Company and limitations on changes in the existing lines of business of Borrowing Subsidiaries without the consent of the Lenders. In addition, so long as any amounts remain outstanding or unpaid under the facility, the Company must maintain a minimum interest coverage ratio of EBITDA to consolidated net interest expense of not less than 3.00:1.00. The Credit Agreement includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable, and the Lenders’ commitments will automatically terminate.

The Company has customary corporate and commercial banking relationships with the Lenders and the Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2015	DOVER CORPORATION
(Registrant)

	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary